Exhibit 99.1

VIASYS Healthcare Inc. Reports Fourth Quarter and Full Year 2003
Results

    CONSHOHOCKEN, Pa.--(BUSINESS WIRE)--Feb. 18, 2004--VIASYS
Healthcare Inc. (NYSE:VAS), a leading healthcare technology company, today reported results for the quarter and fiscal year ended January 3, 2004. All information is from continuing operations unless otherwise indicated.

    Fourth Quarter Results

    Demonstrating continued positive momentum, VIASYS today announced that for the fourth quarter of 2003, revenues increased 21.3% to $114.3 million from the comparable quarter in 2002. Operating income increased 17.9% to $12.9 million. Income from continuing operations after taxes increased 37.4% to $8.5 million, or to $.27 per diluted share from $.24 per diluted share. The Company had 4.6 million, or 17.4%, more weighted average shares outstanding in the fourth quarter of 2003 compared to the fourth quarter of 2002, primarily because of the equity offering in the second quarter of 2003. Reflecting the weaker dollar outside the United States, foreign currency translation had a positive impact on quarterly revenues of 3.6 percentage points.
    Excluding the impact of the restructuring expenses, the write-off of purchased in-process research and development in 2002, and the legal expenses related to the Company's litigation involving the commercialization of a therapeutic gas, operating income increased 14.5% and income from continuing operations after taxes increased 25.1%.(1) On the same basis, earnings per diluted share were $.34 in the fourth quarter of 2003 and $.32 in the fourth quarter of 2002.(1)

    Full Year Results

    For the fiscal year ended January 3, 2004, revenues increased 15.3% to $394.9 million. Operating income increased 26.9% to $41.1 million. Income from continuing operations after taxes increased 37.1% to $25.8 million or to $.89 per diluted share from $.71 per diluted share. The Company had 2.3 million, or 8.7%, more weighted average shares outstanding in fiscal year 2003 compared to fiscal year 2002, primarily because of the equity offering in the second quarter of 2003. The favorable impact of foreign currency translation accounted for 3.9 percentage points of the increase in revenues.
    Excluding the impact of the restructuring expenses, the write-off of purchased in-process research and development in 2002, and the legal expenses related to the Company's litigation with INO Therapeutics, operating income increased 13.8% and income from continuing operations increased 20.0%.(1) On the same basis, earnings per diluted share were $.97 in fiscal year 2003 and $.88 in fiscal year 2002.(1)

    Chairman and CEO Comments

    Randy Thurman, Chairman and CEO, commented on VIASYS' performance:
"Both the fourth quarter and full year results reflect the substantial progress made in the two years since VIASYS was created. Overall revenue and income growth were driven by market share gains in certain existing product lines, new product introductions, new business initiatives and internal productivity. As important, we have created a strong balance sheet by eliminating virtually all debt, intensely focusing on cash flow management, selling non-strategic assets and raising $62.7 million in our follow-on offering which was very positively received by our investors. We end the year with essentially no debt, nearly $98.0 million in cash and project $45.0 million annually in cash flow from existing operations.
    "Leading the quarterly and full year growth was our Critical Care business unit as a result of the very positive market acceptance of two new products: AVEA, our advanced generation ventilator and Vela, a leader among mid-range ventilators. Our Respiratory Technologies core business continues to perform strongly and is enhanced by new initiatives in clinical services and our sleep diagnostics and therapeutics franchise. These factors helped drive our strong revenue growth of 21.3% during the fourth quarter and 15.3% for the full year. Income from continuing operations after taxes increased 37.4% and 37.1% for the fourth quarter and full year, respectively. After adjusting for acquisitions and the impact of currency translation, we again have met our guidance.
    "Our diluted earnings per share were $.97 (1) for 2003 after adjusting for restructuring and legal expense related to our litigation with INO Therapeutics. As discussed in our third quarter earnings release, we continued to aggressively pursue our suit against INO Therapeutics in the fourth quarter. The cost of this litigation amounted to $.04 per diluted share in 2003. This litigation pertains to our actively pursuing a range of applications for nitric oxide, a therapeutic gas. We believe there is a large potential market for the wound healing properties of nitric oxide. We recently entered into a confidential term sheet relating to the settlement of this litigation. The term sheet has been approved by the boards of directors of each of the parties. This settlement, once consummated, will result in the avoidance of substantial costs associated with this litigation. We are pleased with the terms of the settlement, which are consistent with our objectives in this litigation.
    "As positive as 2003 results may seem, we were not satisfied with the performance of our NeuroCare business. A completely new management team was brought in during 2003, and we believe their positive fourth quarter results are more indicative of their future. We expect this business to improve performance in the later half of 2004, driven by product upgrades, new initiatives and superb leadership.
    "We expect that VIASYS will have continued success in the future. During the next two years we will continue to invest behind our internal initiatives and aggressively pursue the next level of operating efficiencies. Our balance sheet will allow us to be both proactive and opportunistic in mergers and acquisitions. We are confident in reiterating our 2004 and 2005 guidance of meeting or exceeding 7% to 9% revenue growth and 13% to 15% growth in income from continuing operations before any impact of acquisitions. There is no substitute for leadership. With the management team now in place we have appropriately set our expectations high."

    Respiratory Technologies

    Revenues increased 13.3% to $30.8 million in the fourth quarter of 2003 over the comparable quarter in 2002. The increase occurred in the key focus areas of pulmonary function testing and sleep diagnostics and in the new business areas of sleep therapy and clinical services. In addition, there were increased international sales of nitric oxide. The favorable impact of foreign currency translation accounted for 9.1 percentage points of the revenue increase. Operating income decreased 49.8% in the quarter due to the legal fees incurred in connection with the Company's suit against INO Therapeutics, increased staffing to improve customer service and increased installation costs.
    For the full year, revenues increased 17.4% over 2002 to $114.1 million. The favorable impact of foreign currency translation accounted for 10.1 percentage points of the revenue increase. Operating income increased 13.2% over 2002.

    Critical Care

    Revenues increased 49.9% to $43.3 million in the fourth quarter of 2003 over the comparable quarter in 2002. The increase was due to strong sales of the AVEA and Vela ventilators, as well as increased sales of the Company's Infant Flow product. In addition, the Company made two large international sales of AVEA and Vela ventilators in the fourth quarter to a foreign government. Operating income increased more than six-fold due to the increased volume and higher margins on the AVEA and Vela.
    For the full year, revenues increased 36.6% over 2002 to $132.9 million. The increase was driven by AVEA, Vela and Infant Flow sales, as well as increased sales of the Company's earlier model T-Bird ventilators to Asia in the first and second quarter due to the SARS outbreak. The AVEA was introduced in the first quarter of 2003, and the Vela was introduced in the fourth quarter of 2002. Operating income more than doubled due to the increased volume.

    NeuroCare

    Revenues increased 7.0% to $26.0 million for the fourth quarter of 2003 over the comparable quarter of 2002. The sales increase was across all product lines and occurred in the domestic and international markets. Operating income increased 7.6% over the fourth quarter of 2002 due to the increased volume and lower restructuring expenses.
    For full year, revenues decreased 2.0% over 2002 to $92.0 million. Operating income decreased 4.3% primarily due to the revenue shortfall and increased selling, general and administrative expenses related to the business turnaround.

    Medical and Surgical Products

    Two non-strategic assets in this segment were divested in 2003. The Medical and Surgical Products segment is now solely focused on medical disposables and orthopedics. As described more fully below, the operations of Thermedics Polymer Products LLC (Thermedics) and Medical Data Electronics (MDE) are now classified, net of tax, in discontinued operations.
    Revenues increased 2.6% to $14.2 million in the fourth quarter of 2003 over the comparable quarter in 2002. Operating income decreased 53.5%. The decrease in operating income was due to two primary factors: the temporary reduction of purchases by two large customers of our orthopedic business and an inventory write-off in our medical disposables business for the discontinuance of a product line.
    For the full year, revenues increased 3.5% over 2002 to $56.0 million. Operating income decreased 13.0%. The decrease was primarily due to decreased sales to two large customers of our orthopedic business.

    Corporate Expenses

    For the full year Corporate Expenses increased by $6.3 million over 2002. The increase is due to the addition of several executive level positions in 2003 as the Company establishes the appropriate corporate structure. Additionally, the Company incurred increased recruiting and consulting expense, increased incentive compensation expense and increased expenses for establishing an outsourced internal audit function and implementing the provisions of Sarbanes-Oxley.

    Effective Tax Rate

    The effective tax rate in the fourth quarter of 2003 is 30.7% compared to 39.6% in the fourth quarter of 2002. The effective tax rate in the fourth quarter of 2002 was higher because an income tax benefit was not provided on $0.9 million of in-process research and development expense related to an acquisition. The fourth quarter 2003 effective rate is also lower because of increased benefits related to export sales and tax credits, and the resulting adjustment to reduce the 2003 year-to-date effective tax rate from 35.5% to 34.0%.
    The effective tax rate in 2003 is 34.0% compared to 37.9% in 2002. The reduction in the effective tax rate is primarily attributable to increased benefits related to export sales and tax credits. The rate is also lower because no tax benefit was provided in 2002 for in-process research and development expense related to an acquisition.

    Discontinued Operations

    On October 3, 2003, VIASYS sold substantially all of the assets of Thermedics, which was reported in the Medical and Surgical Products segment. As part of the sale, VIASYS recorded a loss on disposal, including expenses, of approximately $2.5 million after taxes in discontinued operations. Of this amount, $0.7 million was recorded in the fourth quarter. For the full year and fourth quarter of 2002, discontinued operations included a $14.3 million after-tax write-down and a $4.8 million after-tax write-down, respectively, of MDE, which was sold in the second quarter of 2003.

    Net Income

    Net income was $7.8 million or $.25 per diluted share in the fourth quarter of 2003 and $1.0 million or $.04 per diluted share in the fourth quarter of 2002. Net income in fiscal year 2003 was $21.6 million or $.75 per diluted share compared to $5.3 million or $.20 per diluted share in fiscal year 2002.

    VIASYS will host an earnings release conference call on Wednesday, February 18, 2004, at 5:00 PM EST. The call will be simultaneously webcast on the investor information page of VIASYS' website, www.viasyshealthcare.com. The call will be archived for two weeks on the VIASYS webpage and will also be available via phone at 877-519-4471, access code 4450987.
    VIASYS Healthcare Inc. is a global, research-based medical technology company focused in respiratory, neurocare and medical and surgical products. VIASYS products are marketed under well-recognized brand names such as SensorMedics, Bird, Bear, Nicolet, Jaeger and EME. VIASYS is headquartered in Conshohocken, PA. More information can be found at http://www.viasyshealthcare.com.

    This press release includes certain forward-looking statements within the meaning of the "Safe Harbor" provisions of Private Securities Litigation Reform Act of 1995 regarding, among other things, our prospects for continued success, our projections for future cash flow, our expectations regarding the litigation with INO, our expectations for our NeuroCare business, including our ability to launch new products and to make the business one of our profitable growth segments and our expectations regarding our revenue and income growth for the full year. These statements may be identified by words such as "expect," "anticipate," "estimate," "project," "intend," "plan," "believe," and other words and terms of similar meaning. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, the integration of new management personnel, sales and marketing initiatives, the commercialization of new products, market factors, internal research and development initiatives, partnered research and development initiatives, competitive product development, changes in governmental regulations and legislation, patent protection and litigation. For further details and a discussion of these and other risks and uncertainties, please see our Annual Report on Form 10-K for the year ended December 28, 2002, which is on file with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

    (1) These measures are not calculated under generally accepted accounting principles (GAAP). In accordance with Regulation G of the Securities and Exchange Commission, a table reconciling these amounts to the most comparable GAAP number is shown below.




             Reconciliation of Non-GAAP Financial Measures
                (In Thousands Except Per Share Amounts)

                                              Fourth   Fourth
                                              Quarter  Quarter
                                                2003     2002   Change
                                              -------- -------- ------
Operating Income from Continuing Operations   $12,928  $10,969   17.9%

In-Process R&D (a)                                         900

Restructuring Charges                           1,336    1,914
Litigation Expenses (b)                         1,517
                                              -------- --------
Adjusted Operating Income from Continuing
 Operations                                   $15,781  $13,783   14.5%
                                              ======== ========

Income from Continuing Operations              $8,519   $6,199   37.4%
In-Process R&D (net of $0 of taxes) (a)                    900
Restructuring Charges (net of $454 and $696 of
 taxes)                                           882    1,218
Litigation Expenses (net of $516 of taxes) (b)  1,001
                                              -------- --------
Adjusted Income from Continuing Operations    $10,402   $8,317   25.1%
                                              ======== ========

Diluted Earnings per Share from Continuing
 Operations                                     $0.27    $0.24
In-Process R&D per share (a)                              0.03
Restructuring Charges per Share                  0.03     0.05
Litigation Expenses per Share (b)                0.04
                                              -------- --------
Adjusted Earnings per Share                     $0.34    $0.32
                                              ======== ========

    (a) In the fourth quarter of 2002, the Company recorded a charge of $.9 million ($.9 million net of tax) to write-off in-process research and development in conjunction with the acquisition of E.M.E. (Electro Medical Equipment) Limited
        (EME) as required under generally accepted accounting principles.

    (b) In the fourth quarter of 2003 the Company incurred legal fees in conjunction with the Company's suit against INO
        Therapeutics for unfair business practices and restraint of trade in connection with our distribution of nitric oxide.


             Reconciliation of Non-GAAP Financial Measures
                (In Thousands Except Per Share Amounts)

                                               Year     Year
                                               Ended    Ended
                                              Jan. 3,  Dec. 28,
                                                2004     2002   Change
                                              -------- -------- ------

Operating Income from Continuing Operations   $41,052  $32,353   26.9%
In-Process R&D (a)                                  -      900
Restructuring Charges                           1,797    5,731
Litigation Expense (b)                          1,517        -
                                              -------- --------
Adjusted Operating Income from Continuing
 Operations                                   $44,366  $38,984   13.8%
                                              ======== ========

Income from Continuing Operations             $25,838  $18,848   37.1%
In-Process R&D (net of $0 of taxes) (a)             -      900

Restructuring Charges (net of  $616 and $2,122
 of taxes)                                      1,181    3,609
Litigation Expense (net of  $516 of taxes) (b)  1,001        -
                                              -------- --------

Adjusted Income from Continuing Operations    $28,020  $23,357   20.0%
                                              ======== ========

Diluted Earnings per Share from Continuing
 Operations                                     $0.89    $0.71
In-Process R&D per share (a)                        -     0.03
Restructuring Charges per Share                  0.04     0.14

Litigation Expense per share (b)                 0.04        -
                                              -------- --------
Adjusted Earnings per Share Excluding INO
 Litigation                                     $0.97    $0.88
                                              ======== ========

    (a) In the fourth quarter of 2002, the Company recorded a charge of $.9 million ($.9 million net of tax) to write-off in-process research and development in conjunction with the acquisition of E.M.E. (Electro Medical Equipment) Limited
        (EME) as required under generally accepted accounting principles.

    (b) In the fourth quarter of 2003 the Company incurred legal fees in conjunction with the Company's suit against INO
        Therapeutics for unfair business practices and restraint of trade in connection with our distribution of nitric oxide.


                                                   Three Months Ended
                                                   -------------------
Consolidated Statements of Income                      (unaudited)
(In Thousands Except Per Share Amounts)
                                                   Jan. 3,   Dec. 28,
                                                     2004      2002

Revenues                                           $114,308   $94,229

Costs and Operating Expenses:
 Cost of revenues                                    61,344    50,062
 Selling, general and administrative expenses        31,662    24,146
 Purchased in-process research and development                    900
 Research and development expenses                    7,038     6,238
 Restructuring costs                                  1,336     1,914
                                                   --------- ---------
                                                    101,380    83,260

                                                   --------- ---------
Operating Income                                     12,928    10,969
                                                   --------- ---------
Interest Expense, net                                    67      (453)
Other Expense, net                                     (709)     (252)
                                                   --------- ---------

Income from continuing operations before Provision
 for Income Taxes                                    12,286    10,264
Provision for Income Taxes                           (3,767)   (4,065)
                                                   --------- ---------
Income from continuing operations                     8,519     6,199
Loss from discontinued operations (net of tax)         (756)   (5,222)
                                                   --------- ---------
Net Income (loss)                                    $7,763      $977
                                                   ========= =========

Earnings (loss) per Share:
  Basic
     Continuing Operations                              .28       .24
     Discontinued Operations                           (.02)     (.20)
                                                   --------- ---------
                                                       $.26      $.04
                                                   ========= =========
  Diluted
     Continuing Operations                              .27       .24
     Discontinued Operations                           (.02)     (.20)
                                                   --------- ---------
                                                       $.25      $.04
                                                   ========= =========
Weighted Average Shares:
  Basic                                              30,282    26,156

  Diluted                                            31,028    26,422


                                                   Twelve Months Ended
                                                   -------------------
Consolidated Statements of Income                      (unaudited)
(In Thousands Except Per Share Amounts)
                                                   Jan. 3,   Dec. 28,
                                                     2004      2002

Revenues                                           $394,947  $342,452

Costs and Operating Expenses:
 Cost of revenues                                   212,787   181,625
 Selling, general and administrative expenses       112,856    95,384
 Purchased in-process research and development            -       900
 Research and development expenses                   26,455    26,459
 Restructuring costs                                  1,797     5,731
                                                   --------- ---------
                                                    353,895   310,099

                                                   --------- ---------
Operating Income                                     41,052    32,353
                                                   --------- ---------
Interest Expense, net                                  (656)   (1,586)
Other Expense, net                                   (1,252)     (434)
                                                   --------- ---------

Income from continuing operations before Provision
 for Income Taxes                                    39,144    30,333
Provision for Income Taxes                          (13,306)  (11,485)
                                                   --------- ---------
Income from continuing operations                    25,838    18,848
Loss  from discontinued operations (net of tax)      (4,252)  (13,524)
                                                   --------- ---------
Net Income                                          $21,586    $5,324
                                                   ========= =========

Earnings (loss) per Share:
  Basic
     Continuing Operations                              .91       .72
     Discontinued Operations                           (.15)     (.52)
                                                   --------- ---------
                                                       $.76      $.20
                                                   ========= =========
  Diluted
     Continuing Operations                              .89       .71
     Discontinued Operations                           (.14)     (.51)
                                                   --------- ---------
                                                       $.75      $.20
                                                   ========= =========
Weighted Average Shares:
  Basic                                              28,284    26,080

  Diluted                                            28,905    26,603


VIASYS Healthcare Inc.
Revenues by Business Segment and Geography
(In thousands of dollars)

                                     Three Months     Twelve  Months
                                         Ended            Ended
                                   ----------------- -----------------
                                   Jan. 3,  Dec. 28, Jan. 3,  Dec. 28,
                                     2004     2002     2004     2002
                                   -------- -------- -------- --------

Respiratory Technologies
            Domestic                14,293   11,052   55,447   42,295
            International           16,518   16,135   58,681   54,930
                                   -------- -------- -------- --------
              Total                 30,811   27,187  114,128   97,225
                                   -------- -------- -------- --------


Critical Care
            Domestic                23,146   10,295   61,777   48,051
            International           20,128   18,573   71,119   49,241
                                   -------- -------- -------- --------
              Total                 43,274   28,868  132,896   97,292
                                   -------- -------- -------- --------


NeuroCare
            Domestic                16,923   15,941   60,485   63,456
            International            9,096    8,386   31,480   30,423
                                   -------- -------- -------- --------
              Total                 26,019   24,327   91,965   93,879
                                   -------- -------- -------- --------


Medical and Surgical Products
            Domestic                11,454   12,253   47,142   47,567
            International            2,750    1,594    8,816    6,489
                                   -------- -------- -------- --------
              Total                 14,204   13,847   55,958   54,056
                                   -------- -------- -------- --------


Total VIASYS Continuing Operations
    Domestic                        65,816   49,541  224,851  201,369
    International                   48,492   44,688  170,096  141,083
                                   -------- -------- -------- --------
    Total                          114,308   94,229  394,947  342,452
                                   ======== ======== ======== ========

    CONTACT: VIASYS Healthcare Inc., Conshohocken
             Martin P. Galvan, 610-862-0800